SUB-ITEM 77Q1(a)
                        MFS SERIES TRUST X ON BEHALF OF:
                         MFS High Income Advantage Fund
                         MFS Strategic Value Fund

Amendments to the Declaration of Trust has already been filed with the SEC for

MFS High Income Advantage Fund changed its name from MFS High Yield Fund. These changes are described in the supplement dated May 1, 2002, as revised May 2, 2002, to the prospectus dated December 1, 2001, as filed with the Securities and Exchange Commission via EDGAR on May 1, 2002. Such description is incorporated herein by reference.

The MFS Strategic Value Fund, a series of MFS Series Trust X, established a new class of shares as described in the prospectus contained in Post-Effective Amendment No. 40 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on July 30, 2002. Such description is incorporated herein by reference.